Exhibit 10.11

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made as of June 17, 2020 (the “Effective Date”), by and between (i) Krystina Jones (“Executive”); (ii) LDiscovery, LLC (“LDiscovery”); and (iii) KLDiscovery Ontrack, LLC (“KLDiscovery”).

WHEREAS, pursuant to the business combination between Pivotal Acquisition Corp and LD Topco, Inc on December 19, 2019 (“Merger”) with Pivotal Acquisition Corp being renamed as KLDiscovery Inc (“Parent”), certain resolutions were approved at closing of the Merger setting out compensation requirements of key employees including the Executive.

WHEREAS, LDiscovery and KLDiscovery are both wholly owned subsidiaries of the Parent and effectively novated the employment contract between the Executive and LDiscovery to KLDiscovery and now wish to formalize that novation with Executive’s consent.

WHEREAS, Executive is a key employee of KLDiscovery and each of KLDiscovery and Executive desires to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances prescribed at closing of the Merger.

NOW, THEREFORE, the parties agree as follows:

Definitions

.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.  For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)“Base Salary” means Executive’s annual base salary at the rate in effect on the Date of Termination (disregarding any decrease in such base salary that constitutes a Good Reason event and disregarding any Voluntary Reduction(s)).

(c)“Board” shall mean the Board of Directors of the Parent.

(d)“Cause” shall mean any of the following:

(i) Executive’s continued failure to (A) substantially perform any of Executive’s material duties with KLDiscovery (other than any such failure resulting from Executive’s incapacity due to physical or mental impairment or during scheduled vacation time)

or (B) comply with, in any material respect, any of KLDiscovery's policies with respect to employee conduct, after receiving written notice from the Board specifically identifying Executive’s failure and being given thirty (30) days to cure such failure, if curable;

(ii) the Board’s reasonable determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board, after receiving written notice from the Board specifically identifying Executive’s failure and being given thirty (30) days to cure such failure, if curable;

(iii) Executive’s breach of a material provision of this Agreement, after receiving written notice from the Board specifically identifying Executive’s breach and being given thirty (30) days to cure such breach, if curable;

(iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on KLDiscovery’s (or any of its Affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement or misappropriation against KLDiscovery or any of its Affiliates.

(e)“Change in Control” shall mean “Change in Control” as defined in the Plan.

(f)“CIC Qualifying Termination” shall mean (i)  Executive’s resignation of Executive’s employment with KLDiscovery for Good Reason or (ii) a termination by KLDiscovery (or its Affiliate, or successor as a result of the Change in Control) of Executive’s employment with KLDiscovery without Cause (other than due to death or Disability), in either case, which occurs during the period beginning on the date ninety (90) days prior to a Change in Control and ending twelve (12) months following the date of a Change in Control.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(h) “Date of Termination” shall mean the effective date of Executive’s termination of employment for any reason.

(i)“Disability” shall mean a permanent and total disability under Section 22(e)(3) of the Code.

(j)“Good Reason” shall mean for the sole purpose of determining Executive’s right to severance payments as described herein, if Executive resigns within ninety (90) days after any of the following events: (1) a decrease in Executive’s annual base salary without Executive’s written consent; (2) a material and adverse reduction in Executive’s position, authority, duties or responsibilities including, for purposes of clarity and the avoidance of doubt, where Executive does not continue to hold Executive’s position with KLDiscovery as exists prior to the date of consummation of a corporate transaction with its successor in any such corporate transaction, or (3) only in connection with a Change in Control, a material reduction in the rate of Executive’s Sales Commission (which shall not, for the avoidance of doubt, include (i) any reduction in Sales Commission based on performance of Executive as a result of a decrease or failure to achieve revenue; or with clients; or (ii) any overall reduction in the rates or terms for commission on revenue that apply to all sales representatives or business development personnel at KLDiscovery); provided, that Executive has given Company detailed written notice of the change or event constituting Good Reason within sixty (60) days of Executive’s knowledge of such occurrence of the facts underlying the Good Reason event and KLDiscovery has failed to remedy such change or event within thirty (30) days after receiving such notice.

(k)“Non-compete Agreement” shall mean the Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement to be entered by KLDiscovery and Executive simultaneously with execution of this Agreement, the form of which is set out in Exhibit A to this Agreement.

(l)“Outside Date” shall mean the third anniversary of the Effective Date.

(m)“Plan” shall mean the KLDiscovery Inc. 2019 Incentive Award Plan.

(n)“Section 409A” shall mean, collectively, Section 409A of the Code and the regulations and guidance promulgated thereunder.

(o)“Sales Commission” means the sales commissions earned by the Executive under the terms and conditions of the applicable KLDiscovery Sales Commission Plan(s) disregarding any Voluntary Reduction(s).

(p)“Term” shall mean the period from the commencement of Executive’s employment with KLDiscovery until the Outside Date, unless earlier terminated; provided that, commencing on each anniversary of the Outside Date, the Term shall automatically be extended for one (1) year unless either Executive or KLDiscovery has given written notice of non-renewal to the other party at least ninety (90) days prior to the then-scheduled expiration of the Term

(q)“Voluntary Reduction(s)” means any of (i) a temporary and voluntary reduction in Base Salary by the Executive; and (ii) any temporary waiving of the right to payment of Sales Commissions (currently denoted as “adjustments” in Executive’s Sales Commissions statements), including but not limited to the Executive’s consent to the same in response to the Covid-19 pandemic agreed with KLDiscovery on April 23, 2020 (it being understood for purposes of clarity and the avoidance of doubt that the parties currently cannot anticipate when the “temporary” reductions or waiving of rights with respect to the Covid-19 pandemic will end, and that the intent of this provision is to capture Executive’s pre-Covid-19 compensation amounts for purposes of calculating severance hereunder).

Severance

.

(a)Accrued Benefits. Upon termination of Executive’s employment, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses incurred by Executive prior to the Date of Termination and owed to Executive pursuant to KLDiscovery’s policies; (iii) any vested amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (iv) any payments due to Executive arising from the applicable sales commission plan then in force (collectively, “Accrued Benefits”). Except as otherwise expressly required by law (e.g., the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)Severance Upon Termination Without Cause or Termination for Good Reason. In the event that Executive’s employment is terminated by KLDiscovery without Cause (other than due to death or Disability) or by Executive for Good Reason during the Term, then, subject to Executive’s execution and non-revocation of a reasonable and customary general release of claims that is provided to Executive on or within two (2) business days following the Date of Termination with terms no more restrictive than those set forth in the Non-compete Agreement (the “Release”) on or before the 21st day following Executive’s Separation from Service (as defined in Section 409A) (the “Release Requirement”) together with continued compliance with any restrictive covenant obligations to which Executive is subject, Executive will be entitled to receive, in addition to the Accrued Benefits:

(i)an amount in cash equal to (a) the sum of 50% of Executive’s Base Salary, payable in the form of salary continuation in regular installments over the six (6) month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with KLDiscovery’s normal payroll practices, plus (b) a total equal to six (6) months of Executive’s average monthly Sales Commission over the three (3) year period including any incentive bonus payments prior to the Date of Termination, payable in regular instalments over the six (6) month period on the standard payment cycle for Sales Commissions; and

(ii)if Executive elects to receive continued medical, dental or vision coverage under one or more of KLDiscovery’s group healthcare plans pursuant to COBRA, KLDiscovery shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify KLDiscovery of such eligibility).  Notwithstanding the foregoing, if KLDiscovery determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, KLDiscovery shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage) for Executive and Executive’s covered dependents, less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Date of

Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify KLDiscovery of such eligibility).

(c)Severance Upon CiC Qualifying Termination. In lieu of the payments and benefits set forth in Section 2(b) above, in the event of a CIC Qualifying Termination during the Term, subject to the Release Requirement, Executive shall receive, in addition to the Accrued Benefits, the following:

(i)an amount in cash equal to (a) one (1) times the Executive’s Base Salary, plus (b) a total equal to twelve (12) months of Executive’s average monthly Sales Commission over the three (3) year period including any incentive bonus payments prior to the date of termination, the aggregate of which ((a) plus (b)) payable to the Executive as follows: (i) an amount equal to six (months) of the aggregate of (a) and (b) upon the effectiveness of the Release; (ii) an amount equal to three (3) months of the aggregate of (a) and (b) on or before the date six (6) months after the Date of Termination; and (iii) the final payment of an amount equal to three (3) months of the aggregate of (a) and (b) to be paid on or before the date twelve (12) months after the Date of Termination.

(ii)the benefits set forth in Section 2(b)(ii) above, provided that, for purposes of determining the benefits thereunder, the term “Severance Period” shall mean the 12-month period following the Date of Termination; and

(iii)all unvested equity or equity-based awards held by Executive under any equity compensation plans of KLDiscovery, the Parent or Affiliates (including the Plan) that vest solely based on the passage of time shall immediately become 100% vested (for the avoidance of doubt, with respect to any such awards that vest in whole or in part based on the attainment of performance-vesting conditions, the attainment of the service component portion of the vesting criteria of such awards shall be deemed satisfied, and the attainment of the performance component portion of the vesting and/or payment criteria of such awards shall be governed by the terms of the applicable plan and award agreement).

(d)Average Sales Commission. For the purposes of this Agreement and specifically 2(b)(i) and 2(c)(i) above, the average monthly Sales Commission shall be a straight calculation of the total Sales Commission earned by Executive over the three (3) year period prior to the Date of Termination, divided by 36 to achieve an average monthly Sales Commission.  In the event that the Date of Termination does not fall at the end of a calendar month, the calculation of the total Sales Commission shall be made up of the total of the preceding 36 full calendar months. For the avoidance of doubt, the Sales Commission earned by the Executive shall not be diminished or reduced by any Voluntary Reduction(s).

(e)Other Arrangements.  The severance payments provided for in this Section 2 are to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy, contract or agreement with KLDiscovery or any of its

Affiliates, including for the avoidance of doubt, the employment offer letter agreement between Executive and LegisDiscovery, LLC (subsequently renamed as the entity, LDiscovery), dated September 30, 2006 and any other employment agreement or offer letter (collectively, “Other Arrangements”).  In the event Executive becomes entitled to receive the severance payments and benefits provided under Section 2, Executive shall receive the amounts provided under that Section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangement, and, to the extent any Other Arrangement  that was entered into prior to the Effective Date provides for Executive to receive any payments or benefits upon a termination or a resignation of employment for any reason (such agreement a “Pre-Existing Agreement”), Executive hereby agrees that such termination pay and benefit provisions of such Pre-Existing Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such termination pay and benefit provisions of the Pre-Existing Agreement shall be and are null and void and of no further force or effect.  For the avoidance of doubt, except as may otherwise be agreed in writing between Executive and KLDiscovery or one of its Affiliates after the date of this Agreement, it is intended that the other terms and conditions of any Other Arrangement that do not provide for termination pay or benefits, including any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants and other similar covenants, shall remain in effect in accordance with their terms for the periods set forth therein.

(f)Parachute Payments.

(i)Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by KLDiscovery or otherwise to or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) after taking into consideration the value of all mitigations referenced in subsection (iii) below, then the Total Payments shall be reduced (in the order provided in Section 2(e)(ii) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)In the event that the Total Payments must be reduced pursuant to subsection (i) above, then the Total Payments shall be reduced in the following order:  (1) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (2) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (3) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (4) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in the case of clauses (2), (3) and (4), that reduction of any payments attributable to the acceleration of vesting of equity awards subject to the Plan shall be first applied to equity awards that would otherwise vest last in time.

(iii)All determinations regarding the application of this section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by KLDiscovery (the “Independent Advisors”).  For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (1) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (2) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by KLDiscovery.

(g)Withholding.  KLDiscovery and any of its Affiliates may deduct and withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Condition to Severance Obligations

.  KLDiscovery shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s breach of the Non-compete Agreement or any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other written agreement between Executive and KLDiscovery (including any Pre-Existing Agreement), which other covenants are hereby incorporated by reference into this Agreement.

4.Non-compete Agreement.  Executive shall enter the Non-Compete Agreement, the form of which is set out in Exhibit A to this Agreement simultaneously with execution of this Agreement and acknowledges that the benefits set out in this Agreement are conditional upon execution of, and compliance with, the Non-Compete Agreement.

5.Resignation on Termination.  On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in KLDiscovery or any of its Affiliates, unless otherwise requested by the Board.

At‑Will Employment Relationship

.  Executive’s employment with KLDiscovery is at-will and not for any specified period and Executive’s employment with KLDiscovery and the Term may be terminated at any time, with or without Cause or advance notice, by either Executive or KLDiscovery.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of KLDiscovery.  Nothing in this

Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

General Provisions

.

(a)Successors and Assigns.  The rights of KLDiscovery under this Agreement may, without the consent of Executive, be assigned by KLDiscovery to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of KLDiscovery or to any of its Affiliates.  KLDiscovery will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of KLDiscovery to assume this Agreement.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing KLDiscovery, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)Governing Law.  This Agreement shall be construed and governed in all respects by the laws of the State of Minnesota without regard to its conflicts of laws principles.  Any dispute arising out of this Agreement or any other aspect of the Employee’s relationship with the Company shall be resolved in the federal or state courts of Minnesota with jurisdiction over Hennepin County, Minnesota.  Both parties expressly waive any defenses to personal jurisdiction in such courts and hereby consent to such personal jurisdiction.

(e)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the most recent address for Executive set forth in

KLDiscovery’s personnel files and to KLDiscovery at its principal place of business, or such other address as either party may specify in writing.

(f)Survival.  Sections 2, 3, 4, 5 and 6 of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment with KLDiscovery.

(g)Entire Agreement.  This Agreement and any covenants and agreements incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(d) hereof.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of KLDiscovery.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)Code Section 409A.

(i)The intent of the parties hereto is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(i)Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’ Separation from Service, and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the 60-day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(ii)Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by KLDiscovery at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with KLDiscovery or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iii)Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly,

each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(i)Consultation with Legal and Financial Advisors; Legal Fees.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that KLDiscovery has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement. In such regard, promptly following the Effective Date, the KLDiscovery shall reimburse to Executive an amount equal to the legal fees reasonably and actually incurred by Executive in connection with the individual legal advice provided to the Executive and the documentation of this Agreement, but not to exceed $10,000 (for clarity and the avoidance of doubt, such amount to be treated as a reimbursement of an expense and not additional income).

(j)Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k)Novation.  As of the Effective Date, Employee and LDiscovery agree to release each other and waive all rights and liabilities against each other from such date, and Employee and KLDiscovery agree to be bound by the terms of the Agreement from the Effective Date as if both parties were the original contracting parties to the Agreement.

[signature page follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

KLDISCOVERY ONTRACK, LLC.

By: /s/ Andy Southam

Name: Andy Southam

Title:  General Counsel

LDISCOVERY, LLC.

By: /s/ Andy Southam

Name: Andy Southam

Title:  General Counsel

EXECUTIVE

/s/ Krystina Jones

Krystina Jones

EXHIBIT A

EMPLOYEE NON-DISCLOSURE, NON-SOLICITATION,

AND NON-COMPETITION AGREEMENT

This Non-Disclosure, Non-Solicitation, and Non-Competition Agreement (the “Non-compete Agreement”) is entered into this 17th day of June, 2020, by and between KLDiscovery Ontrack, LLC d/b/a KLDiscovery, including its parent, subsidiary, and affiliate companies (collectively “KLDiscovery”) and Krystina Jones, an employee of the Company (“Employee”).

WHEREAS, Employee acknowledges that due to the specific nature of Employee’s employment with KLDiscovery, KLDiscovery has made it a condition of Employee’s employment that Employee enter into this Non-compete Agreement to protect KLDiscovery’s legitimate business interests.  Employee agrees to abide by the terms of this Non-compete Agreement both during Employee’s employment and during the applicable periods thereafter, whether such employment is terminated voluntarily or involuntarily and with or without cause or notice.

1.Non-Disclosure of Confidential Information

(a)Except as required in the performance of Employee’s duties for KLDiscovery, or as authorized by it in writing, Employee will not at any time, including after Employee’s employment with KLDiscovery ends (regardless of the reason), disclose, reproduce, transfer to others, remove from KLDiscovery’s premises, or use for Employee’s own benefit or the benefit of a third party, KLDiscovery’s Confidential Information.

(b)“Confidential Information” includes any and all information disclosed to Employee by KLDiscovery (include any affiliated entity of KLDiscovery) or to which Employee is provided access by KLDiscovery in connection with Employee’s employment that is not generally known to the public or in the industry in which KLDiscovery competes, and which relates to the business of KLDiscovery, or to any person or entity to whom KLDiscovery owes a duty of confidentiality, including but not limited to the following types of information and materials:  (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications, and other materials, including trade secrets and Intellectual Property (as defined below); (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) KLDiscovery’s present and prospective clients (including listings of proposals to, agreements with, and relationships with such clients, client work, client projects, and other information provided to KLDiscovery by KLDiscovery’s clients that is intended to be maintained by KLDiscovery in confidence); (v) personnel files and information about compensation, benefits, and other terms of employment of KLDiscovery’s other employees and independent contractors; and (vi) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of KLDiscovery.

(c)Confidential Information does not include information that Employee can prove was in Employee’s possession before she received it from KLDiscovery; that at the time of Employee’s use or disclosure was in the public domain through no action, omission of fault of Employee’s; or that Employee learned from a third party not related to KLDiscovery.

(d)Employee will return to KLDiscovery and will cease using upon request or upon termination of Employee’s employment for any reason, (i) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (ii) all equipment or other property furnished to or prepared by Employee in the course of or incident to employment, and (iii) all written or tangible materials containing Confidential Information in Employee’s possession or under Employee’s control.

(e)The foregoing non-use and non-disclosure obligations shall not prohibit Employee from lawfully reporting waste, fraud, abuse or illegal activity to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.  Further, Employee understands that pursuant to the federal Defend Trade Secrets Act of 2016, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, the foregoing non-use and non-disclosure obligations shall not prohibit Employee from making disclosures required by a valid order or subpoena issued by a court or other governmental body, or as otherwise required by law.

2.Ownership and Assignment of Intellectual Property.  Employee will promptly and fully disclose to KLDiscovery all drawings, designs, specifications, notes, improvements, enhancements, discoveries, inventions, ideas, processes, methods, techniques, developments, software, and works of authorship created, made, conceived, or reduced to practice by Employee or under Employee’s direction, alone or jointly with others, during Employee’s employment with KLDiscovery or within six months thereafter, whether or not during normal working hours or on KLDiscovery’s premises or the premises of a Company client, that at the time of conception or reduction to practice, (a) relate directly to KLDiscovery’s business, (b) relate to KLDiscovery’s actual or demonstrably anticipated research or development or anticipated business, or (c) result from any work performed by Employee for KLDiscovery or a Company client (collectively, “Intellectual Property”).  All such Intellectual Property shall be the exclusive property of KLDiscovery and, as appropriate, all patent, trademark, copyright, and other intellectual property rights in such Intellectual Property shall vest in KLDiscovery.  Where applicable, such Intellectual Property shall be deemed to be works made for hire and shall be the exclusive property of KLDiscovery to use, publish, and license in its discretion.  In the event such material may not, by operation of law or otherwise, be a work made for hire, this Non-compete Agreement will constitute an irrevocable assignment by Employee to KLDiscovery of the ownership of, including but not limited to all rights of copyright in, such Intellectual Property.  Upon the request, and at the expense of KLDiscovery, Employee agrees to execute all instruments including specific assignments required for securing or maintaining KLDiscovery’s rights in such Intellectual Property, and do all other acts reasonably necessary to assist KLDiscovery in obtaining and enforcing rights in such Intellectual Property in any and all countries. This paragraph shall not apply to any material for which no equipment, supplies, property, facility, or proprietary, confidential, or copyrighted information of KLDiscovery was used and which is developed entirely on Employee’s own time, unless the material (a) relates directly to KLDiscovery’s business or (b) results from any work performed by Employee for KLDiscovery. Employee acknowledges that her obligation under this paragraph shall be in effect whether or not Employee receives or is considered for the award of any additional compensation for the Intellectual Property.  Employee has no agreements with or obligation to others which may conflict with or limit in any way the scope of Employee’s obligation under this paragraph, nor will Employee in any way engage in any activity which may be in conflict with Employee’s employment by KLDiscovery.

3.Definitions.  For the purposes of this Non-compete Agreement and specifically sections 4, 5 and 6, the following definitions shall apply:

“Restricted Period” means the duration of the Employee’s employment with KLDiscovery and for a period of one (1) year after termination;

“Restricted Individual” means any person who is employed by KLDiscovery at the time of any solicitation, recruitment, or hire prohibited by this Non-compete Agreement, or was so employed within six (6) months prior to such solicitation;

“Restricted Client” shall mean: (i) any client that has been invoiced by KLDiscovery for services provided by KLDiscovery within two (2) years prior to the conduct prohibited by this Non-compete Agreement, and for which Employee either performed services or about which Employee obtained Confidential Information during Employee’s employment; and (ii) any prospective client that KLDiscovery actively solicited or to whom KLDiscovery provided a proposal for services to be performed within two (2) years prior to the conduct prohibited by this Section, for which Employee was involved in the solicitation and/or proposal or about which Employee obtained Confidential Information.

“Company Business” shall mean electronic discovery (e-discovery) management solutions, including harvesting, storing, maintaining, and searching documents and data in connection with litigation or legal or regulatory investigations for both civil and governmental clients, provision of document review platforms and tools, document review services, data recovery services and such other data management services analogous to the aforesaid;

“Company Competitor” shall mean any person or entity that engages in Company Business anywhere in the following metropolitan areas: Washington, DC (including its suburban areas of Maryland and Northern Virginia); Minneapolis, MN; New York, NY (including its suburban areas of New Jersey and Connecticut); Los Angeles, CA; San Francisco, CA; Pittsburgh, PA; Philadelphia, PA; Austin, TX; Chicago, IL; Miami, FL; or Jersey City, NJ;

“Restricted Territory” shall mean the metropolitan area(s) where Employee maintained her primary place of business during the final two (2) years of her employment with KLDiscovery, and, where applicable, the metropolitan area(s) over which Employee had managerial, or other executive responsibility during the final two (2) years of Employee’s employment with KLDiscovery.

4.Non-Solicitation of Employees.  During the Restricted Period, regardless of the reason for termination, other than as an employee of or for the benefit of KLDiscovery or as authorized by KLDiscovery in writing, Employee shall not, on behalf of Employee or any other person or entity: (a) solicit or recruit for employment or other engagement, or otherwise solicit or recruit to resign from

KLDiscovery, any Restricted Individual; or (b) hire or engage any Restricted Individual as an employee, independent contractor, or otherwise.

5.Non-Solicitation of Clients.During the Restricted Period, Employee shall not, other than as an employee of or for the benefit of KLDiscovery or as authorized by KLDiscovery in writing:

(a)Directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit any Restricted Client for the purposes of providing such Restricted Client with services that are competitive with Company Business; or

(b)Directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit or encourage any Restricted Client to: (i) terminate, reduce, or alter in a manner adverse to KLDiscovery any existing business arrangements with it, or (ii) transfer existing business from KLDiscovery to any other person or entity.

6.Non-Competition.  During the Restricted Period, Employee shall not, other than as authorized by KLDiscovery in writing, on behalf of Employee or any other person or entity, whether as an owner, principal, employee, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise:

(a)Provide services to any Restricted Client similar to those provided by KLDiscovery to such Restricted Client; or

(b)In the Restricted Territory, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain), a Company Competitor, where Employee’s position or service for such Company Competitor is the same as or substantially similar to any of the Employee’s positions or services for KLDiscovery.

7.Enforcement

(a)Employee acknowledges that Employee’s services and skills are special and unique, that Employee’s work for KLDiscovery will permit Employee to have access to and to become familiar with KLDiscovery’s Confidential Information and that KLDiscovery would not have employed Employee but for the promises and commitments made in this Non-compete Agreement, and that the promises and commitments made in this Non-compete Agreement are reasonably necessary to protect KLDiscovery’s legitimate business interests.  Employee acknowledges that in the event of a violation of any provision contained in this Non-compete Agreement, KLDiscovery’s business interests will be irreparably injured, the full extent of its damages will be impossible to ascertain, monetary damages will not be an adequate remedy, and KLDiscovery will be entitled to enforce this Non-compete Agreement by securing a temporary, preliminary, or permanent injunction or other equitable relief.  Employee understands that KLDiscovery may waive some of the requirements expressed in this Non-compete Agreement, but that such a waiver to be effective must be made in writing by the Chief Executive Officer of KLDiscovery, must state expressly that it is intended as a waiver of the specific individual rights set forth in this Non-compete Agreement, and is not in any way to be deemed a waiver of KLDiscovery’s right to enforce any other provisions of this Non-compete Agreement.

(b)This Non-compete Agreement shall be construed and governed in all respects by the laws of the State of Minnesota without regard to its conflicts of laws principles.  Any dispute arising out of this Non-compete Agreement or any other aspect of the Employee’s relationship with KLDiscovery shall be resolved in the federal or state courts of Minnesota with jurisdiction over Hennepin County, Minnesota.  Both parties expressly waive any defenses to personal jurisdiction in such courts and hereby consent to such personal jurisdiction.

8.General Terms

(a)Employee acknowledges that both her employment constitutes valid consideration for the promises made in this Non-compete Agreement as well as the severance arrangements entered into by KLDiscovery.

(b)If any provision of this Non-compete Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable by reason of the extent, duration, or geographical scope thereof, then the court making such determination may reduce the extent, duration, or geographic scope of that provision so that it shall be enforceable to the maximum extent permitted by law, and such modified restriction(s) shall be enforced by the court.  In the event that modification is not possible and any provision of the Non-compete Agreement is held to be invalid, illegal, or unenforceable, by reason of the extent, duration, or geographical scope thereof or for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(c)Employee acknowledges and agrees that the covenants in this Non-compete Agreement shall survive termination of Employee’s employment for any reason, whether voluntary or involuntary, and with or without cause or notice.  Upon termination of employment for any reason, Employee agrees, if requested by KLDiscovery, to sign and deliver the Termination Certificate attached as Schedule A hereto.  Nothing in this Non-compete Agreement implies any obligation of continued employment of Employee by KLDiscovery. Unless otherwise specifically agreed in a writing signed by both KLDiscovery and Employee, Employee’s employment shall be at will and may be terminated by KLDiscovery or Employee at any time, with or without cause or notice.

(d)Employee may not assign her rights and obligations under this Non-compete Agreement without the prior written consent of KLDiscovery.  Employee agrees that KLDiscovery may assign its rights and obligations under this Non-compete Agreement to any successor or affiliate of KLDiscovery.  Employee further agrees that KLDiscovery’s rights under this Non-compete Agreement shall be enforceable by any successor or assign of KLDiscovery.

(e)This Non-compete Agreement constitutes the entire agreement between Employee and KLDiscovery concerning the subject matter herein, and it supersedes all prior negotiations and agreements, both oral and written on the topics covered.  No modification of this Non-compete Agreement shall be binding unless reduced to a writing signed by an authorized member of KLDiscovery and Employee.

The undersigned parties state that they have carefully read this Non-compete Agreement, that they know and understand its terms, that it will become binding immediately upon execution, and they sign it freely.

KLDiscovery Ontrack, LLCEMPLOYEE

By: /s/ Andrew Southam /s/ Krystina Jones

Name/Title: Andrew Southam

Title:General CounselDate Signed: 6/17/2020

SCHEDULE A

TERMINATION CERTIFICATE REGARDING NON-DISCLOSURE, NON-SOLICITATION,

AND NON-COMPETITION AGREEMENT

This document is to certify that I have returned all property of KLDiscovery (as defined in the foregoing Non-Disclosure, Non-Solicitation, and Non-Competition Agreement (“Non-compete Agreement”)), including, without limitation, (i) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, (ii) all equipment or other property furnished to or prepared by me in the course of or incident to employment, and (iii) all written or tangible materials containing Confidential Information in my possession or under my control.

I further certify that I have reviewed the foregoing Non-compete Agreement signed by me, that the restrictions set forth in the Non-compete Agreement are binding on me following the termination of my employment with KLDiscovery (regardless of the reason), and that I have complied with and will continue to comply with all of the provisions of the Non-compete Agreement in accordance with their terms.  This certificate in no way limits my responsibilities or KLDiscovery’s rights under the Non-compete Agreement.

Date:

Employee Name:

Employee Signature: